Exhibit 10.4
[EXECUTION COPY]

PRIVATE LABEL CREDIT CARD ACCESS AND MONITORING AGREEMENT

This PRIVATE LABEL CREDIT CARD ACCESS AND MONITORING AGREEMENT (this “Agreement”) is dated as of April 7, 2010 and is entered into by and among (a) THE TALBOTS, INC., a Delaware corporation (the “Company”), (b) each other Credit Party under and as defined in the Credit Agreement referred to below, (c) TALBOTS CLASSICS NATIONAL BANK, a national banking association (“Talbots Bank” and together with the Company and the other Credit Parties, collectively, the “PLCC Parties”), and (d) GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to the Credit Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swingline Lender).

WHEREAS, the Company, the other Credit Parties, the Agent and the Lenders entered into that certain Credit Agreement, dated as of the date hereof (as the same may be amended, amended and restated, modified, supplemented, refinanced or replaced (in whole or in part) and in effect from time to time, and including any financing provided by the Agent to any of the Credit Parties, including any such financing provided in any bankruptcy or insolvency proceeding involving any of the Credit Parties, the “Credit Agreement”);

WHEREAS, Talbots Bank, the Company and the PLCC Parties are a group of interrelated corporations and entities, the success of any of which depends upon the success of the others;

WHEREAS, this Agreement is a condition precedent to the effectiveness of the Credit Agreement and the other Loan Documents;

WHEREAS, each of the parties hereto expects to receive substantial direct and indirect benefits from the entering into of the Credit Agreement and the other Loan Documents by the Company and the other Credit Parties;

NOW, THEREFORE, in consideration of the foregoing, and in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that:

1.    Definitions.  Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the Credit Agreement.  The term “including” is not limiting and means “including without limitation.”  For purposes of this Agreement, the following terms shall have the following meanings ascribed thereto:

“PLCC Books and Records” is defined in Section 2 hereto.

“Private Label Credit Card Infrastructure” means (a) PLCC Books and Records (including all credit applications, account documentation and charge slips), (b) all information technology systems (including mainframe servers, other computer systems and related software), (c) all owned, leased, or controlled property of any PLCC Parties (including all collection centers, customer service centers, remittance centers, statement preparation, and locations where PLCC Books and Records are maintained), (d) any bank product services utilized from time to time in connection with operating, collections, other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services, (e) all personnel (IT, Customer Service, Collections, Remit, Operations) in each case, in any way relating to the Private Label Credit Card Program, and (f) other servicing arrangements relating to the Private Label Credit Card Program.

“Private Label Credit Card Program” means the Private Label Credit Card program(s) established from time to time by the PLCC Parties (or certain of them) pursuant to the Private Label Credit Card Agreements.

“PLCC Receivables” means all of the PL Credit Card Receivables of the PLCC Parties that arise from Private Label Credit Cards, and including any late fees, charges, interest and other amounts thereon.

2.    Maintenance of the Private Label Credit Card Program.  Each PLCC Party shall maintain, and shall cause each of its Subsidiaries to maintain, (a) proper books of record and account in which full, true and correct entries shall be made of all financial transactions and matters involving or relating to the Private Label Credit Card Program and the PLCC Receivables (collectively, “PLCC Books and Records”) and (b) the Private Label Credit Card Infrastructure in a manner substantially similar to that maintained by the PLCC Parties on the Closing Date.  Without limiting the foregoing, each of the PLCC Parties shall maintain each of the following in accordance with reasonable and prudent industry standards and practices and, in any event, with a level of standards and practices as least as high as those maintained by the PLCC Parties on the Closing Date:

(i) access to all systems and centers;

(ii) adequate receivables information and applicable screens, customer service and collection notes and records of transactions;

(iii) adequate interactive voice response systems and customer service dialers;

(iv) adequate collections center;

(v) adequate customer service center;

(vi) adequate remittance center;

(vii) ACH transmission capability;

(viii) data backup and recovery capability;

(ix) adequate personnel (including related to information technology, collections, remittances, customer service and other operations);

(x) adequate access to account information and backup documentation; and

(xi) adequate account collection and recovery systems and processes.

3.    Access to Private Label Credit Card Program.  Each PLCC Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent and its Related Persons shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons; (b) provide access to the Private Label Credit Card Infrastructure to Agent and any of its Related Persons for the purpose of reviewing and monitoring the Private Label Credit Card Program and the PLCC Receivables, (c) permit Agent and any of its Related Persons to conduct field examinations, appraisals, valuations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such PLCC Party’s Books and Records, and (d) evaluate and make verifications of the Private Label Credit Card Program and the PLCC Receivables in any manner and through any medium that Agent or such Related Person considers advisable, in each instance, at the Credit Parties’ expense; provided that the PLCC Parties shall only be obligated to reimburse Agent pursuant to this Section 3 for any costs incurred (A) with respect to not more than three (3) such field examinations, appraisals, valuations and audits in any twelve consecutive month period in the event that (x) no Event of Default has occurred and is continuing and (y) Availability shall not have been less than an amount equal to twenty percent (20%) of the Maximum Borrowing Availability (based upon the applicable Borrowing Base Certificate received by Agent at such time) at any time during such twelve consecutive month period, (B) with respect to not more than four (4) such field examinations, appraisals, valuations and audits in any twelve consecutive month period, in the event that (x) no Event of Default has occurred and is continuing and (y) Availability shall have been less than an amount equal to twenty percent (20%) of the Maximum Borrowing Availability (based upon the applicable Borrowing Base Certificate received by Agent at such time) at any time during such twelve consecutive month period, and (C) for an unlimited number of such field examinations, appraisals, valuations and audits at any time an Event of Default has occurred and is continuing.  Each PLCC Party hereby irrevocably authorizes the Agent and its Related Persons to at any time and from time to time communicate directly with each of the agents, advisors, professionals and employees of the PLCC Parties regarding any aspect of the Private Label Credit Card Program, the PLCC Receivables and the Private Label Credit Card Infrastructure, and each of the PLCC Parties shall direct each of such Persons to so communicate with the Agent and its Related Persons.  Each of the  PLCC Parties shall, and shall instruct and authorize its respective agents, advisors, professionals and employees to, cooperate in all respects with Agent and its Related Persons with respect to any matters relating to the Private Label Credit Card Program, the PLCC Receivables and/or the Private Label Credit Card Infrastructure.

4.    Reporting Regarding Private Label Credit Card Program.  Each PLCC Party shall, and shall cause each of its Subsidiaries to, provide the Agent and its Related Persons with the following information and materials:

(a)   Monthly Reporting.  Each Fiscal Month, but in no event later than the 10th day of each Fiscal Month (or such other times as a Borrowing Base Certificate may be delivered pursuant to the Credit Agreement), the following information, in each case, consistent with the reporting delivered to the Agent on or before the Closing Date, and otherwise in form and substance reasonably satisfactory to the Agent:

(i)   An updated Portfolio Data Spreadsheet, reflecting Private Label Credit Card Program data through the end of the most recently ended Fiscal Month and data for the prior 12 months (which Portfolio Data Spreadsheet shall include, without limitation, a summary of new accounts, credit approvals, gross sales, returns and fees and interest);

(ii)   An updated Application Data Spreadsheet, reflecting Private Label Credit Card Program data through the end of the most recently ended Fiscal Month and data for the prior 12 months;

(iii)   An updated Credit Statistics Spreadsheet, reflecting Private Label Credit Card Program data through the end of the most recently ended Fiscal Month and data for the prior 12 months (which report shall include, without limitation, a summary of net sales (with a comparison sales summary for credit cards of major credit card issuers), outstanding account balances, new accounts write-off analysis, and an aging of PLCC Receivables);

(iv)   An updated Population Stability Spreadsheet, reflecting (A) distribution of Private Label Credit Card Program customer population by same score bands as Private Label Credit Card Program applicant population and (B) average credit line for Private Label Credit Card Program customer by applicant score band, in each case, reflecting Private Label Credit Card Program data through the end of the most recently ended Fiscal Month and data for the prior 12 months (or, in the event that continuous score band data is not available for a complete 12-month period, updated Population Stability Spreadsheets, reflecting such data for each applicable score band in effect during such 12-month period);

(v)   A monthly Collections Activity Report, setting forth the following information with respect to the Private Label Credit Card Program:

(1)   number of outbound phone attempts (including automated dialer, manual dial, and interactive voice response); and

(2)   number of inbound calls received, and collections production statistics (including numbers for responsible party contacts, promises, kept promises, and kept promise average payment size);

(vi) A monthly report, setting forth the percentage of abandoned calls to any customer service center with respect to the Private Label Credit Card Program for the most recently ended Fiscal Month; and

(vii) A report of credit card disputes showing the total number of accounts in dispute, the amount in dispute and the number of days the dispute has been outstanding.

(b)   Quarterly Reporting.  On a quarterly basis, not later than the 30th day of each Fiscal Quarter, the following information, in each case, consistent with the reporting delivered to the Agent on or before the Closing Date, and otherwise in form and substance reasonably satisfactory to the Agent:

(i)   An updated Final Reserve Report, reflecting Private Label Credit Card Program data through the end of the most recently ended Fiscal Quarter and for the prior four (4) Fiscal Quarters (which report shall set forth, without limitation, delinquent balances and a calculation of reserves established on account of PLCC Receivables);

(ii)   A current Master File Extract, reflecting Private Label Credit Card Program data at the end of the calendar month closest to the most recently ended Fiscal Quarter;

(1) An updated AMBS (Account Base Segment), reflecting Private Label Credit Card Program data as at the end of the calendar month closest to the most recently ended Fiscal Quarter;

(2) An updated AMHB (Behavior History - Statement Data), reflecting Private Label Credit Card Program data for the most recently ended calendar month closest to the most recently ended Fiscal Quarter; and

(3) An updated AMPS (Account Plan Segment - Charge-Off Data), reflecting Private Label Credit Card Program data for the most recently ended calendar month closest to the most recently ended Fiscal Quarter.

(c)   Additional Reporting.  Promptly upon the occurrence of the same, and as may be requested by Agent or its Related Persons, provide the Agent and its Related Persons with:

(i)   written copies of any material changes (which shall include, without limitation, any such changes that could reasonably be expected to affect the credit quality or the economic or realizable value of the Private Label Credit Card Program) to any Credit Policy or Procedures relating to the Private Label Credit Card Program;

(ii)   written copies of any material changes to the risk management strategies or criteria relating to the Private Label Credit Card Program;

(iii)   written copies of any changes to Reserves Policy or Level relating to Private Label Credit Card Program;

(iv)   notice, together with any relevant written information, of any material compliance issues relating to the Private Label Credit Card Program; and

(v)   any other information or reports reasonably requested by Agent.

(d)   From time to time on each date that the representation and warranties under the Credit Agreement are made or deemed to be made, the PLCC Parties hereby represent and warrant to the Agent that each payment made in respect of PLCC Receivable is processed by the PLCC Parties on a daily basis and posted by the PLCC Parties to the relevant PLCC Receivable account on the next calendar day after such payment is received by the PLCC Parties.

(e)   All reports furnished above shall be clear of all personal information (name, address, social security number, date of birth, etc.) and shall be delivered with all relevant copy books for the associated files.

5.    Certain Events.  In addition to, and without limiting the other rights provided herein,

(a)   At any time that (i) an Event of Default has occurred and is continuing or (ii) Availability shall have been less than twenty percent (20%) of the Maximum Borrowing Availability for a period of at least 5 consecutive days (an “Availability Trigger Event”), the PLCC Parties shall assist and cooperate in good faith with the Agent and any of its Related Persons in Agent’s efforts to, at the written election of the Agent, (A) perform a high level evaluation of program functionality (e.g. identifying systems and processes, high level process flows and data mapping and including a collections file) and/or (B) plan for the potential conversion of the Private Label Credit Card Program (including the Private Label Credit Card Infrastructure) from a program administered by the PLCC Parties to a program administered by the Agent or its designee (which may be an Affiliate of the Agent), or for such other administration of the Private Label Credit Card Program as the Agent may determine, including providing the Agent and its Related Persons with updated information of the type specified in Section 4 hereof, with such frequency as may reasonably be requested by the Agent.

The provisions of this Section 5(a) may, at the election of the Agent, involve some or all of the following steps:

(i) identification of a transition manager which could be appointed by the Agent in order to manage the Private Label Credit Card Program; and

(ii) receipt of file copybooks including receivables and collections, with recovery files for relevant accounts.

(b)   At any time that (i) an Event of Default has occurred and is continuing or (ii) Availability shall have been less than twenty percent (20%) of the Maximum Borrowing Availability for a period of at least 5 consecutive days, the PLCC Parties shall assist and cooperate in good faith with the Agent and any of its Related Persons in Agent’s efforts to, at the written election of the Agent, (A) provide an in-depth evaluation of program functionality (e.g. identifying systems and processes, detailed process flows and data mapping, and the creation and testing of a collections file to be dialed by Agent onto a system provided by the Agent), and/or (B) provide enhanced monitoring of the Private Label Credit Card Program by the Agent, and/or (C) provide enhanced planning  for the conversion of the Private Label Credit Card Program (including the Private Label Credit Card Infrastructure) from a program administered by the PLCC Parties to a program administered by the Agent or its designee (which may be an Affiliate of the Agent), including circuit or “VPN” connectivity implementation, building of software architecture on the Agent’s system, and file transfer activities, collection file integration, additional reporting on daily settlement activities and PLCC Receivables and a full and complete evaluation of the PLCC Parties processes and compliance to assess and review weaknesses and other deficiencies in the Private Label Credit Card Infrastructure and development of a remediation plan around identified vulnerabilities.

(c)   At any time that an Event of Default has occurred and is continuing, the PLCC Parties shall, at the written election of the Agent, assist and cooperate in good faith with the Agent and any of its Related Persons in Agent’s efforts to implement the full conversion of the Private Label Credit Card Program (including the Private Label Credit Card Infrastructure) from a program administered by the PLCC Parties to a program administered by the Agent and its Related Persons, including the administration and operation by the Agent and its Related Persons of the Private Label Credit Card Program.

(d)   Any election of the Agent hereunder may be rescinded and revoked by the Agent upon written notice to the PLCC Parties, and such revocation shall be effective upon receipt of such written notice.

6.   Allocation of Collections of PLCC Receivables.  In the event of collection of payments or other remittances in respect of PLCC Receivables from the account debtors thereunder, the Credit Parties and the Agent agree that such payments or other remittances will be allocated first to those PLCC Receivables of such account debtor, if any, which constitute Collateral under the Credit Agreement and second, to those PLCC Receivables of such account debtor, if any, which do not constitute Collateral under the Credit Agreement.

7.            Further Assurances.  Promptly upon request by Agent, the PLCC Parties shall (and shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement (as determined by the Agent) and (ii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and the other Secured Parties the rights granted or now or hereafter intended to be granted under this Agreement.

8.    Expenses; Indemnification by the Credit Parties.

(a)   The Credit Parties agree to pay or reimburse upon demand Agent for all reasonable out-of pocket costs and expenses incurred by it, its designee, and each of its Related Persons, in connection with the matters contemplated herein (including, without limitation, the review and analysis of reports provided by the PLCC Parties hereunder), in each case including Attorney Costs of Agent and its Related Persons; provided, however, that at any time (i) after the occurrence and during the continuation of an Event of Default or (ii) following the occurrence of an Availability Trigger Event, the Credit Parties agree to pay or reimburse upon demand Agent for all costs and expenses incurred by it, its designee, or any of its Related Persons, in connection with the matters contemplated herein, in each case including Attorney Costs of Agent and its Related Persons and internally generated and/or allocated costs and expenses of the Agent and its Related Persons.

(b)   Without limiting Section 9.6 of the Credit Agreement or the provisions of any other Loan Document, each Credit Party agrees, jointly and severally to indemnify, hold harmless and defend Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities that may be imposed on, incurred by or asserted against any such Indemnitee (other than as a result of such Indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment or order) in any matter relating to or arising out of, in connection with or as a result of (i) this Agreement, (ii) the Private Label Credit Card Program and/or the Private Label Credit Card Infrastructure (including any such claim relating to security breaches, disclosure or release of data (including personal data of any card holder) or similar breaches relating thereto) or (iii) any other act, event or transaction related, contemplated in or attendant to any of the foregoing.

9.    Miscellaneous.

(a)   The parties hereto desire and intend that this Agreement survive and persist after the commencement and during the continuation of any Insolvency Proceeding.

(b)   The parties hereto agree and acknowledge that monetary damages may be an inadequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(c)   Neither the terms hereof, nor any action or inaction by the Agent or any of its Related Persons pursuant to this Agreement shall be deemed to be an assumption by the Agent or any Related Person of any obligation under the Private Label Credit Card Agreements and neither the Agent nor any Related Person shall have any obligation to any Person under any such Private Label Credit Card Agreement.  The provisions hereof shall inure to the benefit of the Agent and its Related Persons, but shall not bind or obligate the Agent or its Related Persons to take any action or assume any responsibilities.

(d)   None of Agent or any of its Related Persons shall be liable for any action taken or omitted to be taken by any of them hereunder or in connection with the Private Label Credit Card Program, and each PLCC Party (other than Talbots Bank to the extent prohibited by any Requirement of Law) hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.

(e)   This Agreement and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

(f)   Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties to this Agreement hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(g)   All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)   if to any Credit Party or the Agent, to the address, telecopier number or telephone number specified for such Person as set forth in Section 9.2 of the Credit Agreement; or

(ii)   if to Talbots Bank, to the address, telecopier number or telephone number specified for the Borrowers as set forth in Section 9.2 of the Credit Agreement.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to the PLCC Parties and (y) if receipt of such transmission is acknowledged by Agent.  Transmissions made by electronic mail or E-Fax by Agent shall be effective only (x) if such transmission is delivered to an email address previously communicated to the Agent by the PLCC Parties and (y) if receipt of such transmission is acknowledged by a relevant PLCC Party.

(h)   THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.  Each PLCC Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with this Agreement by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrowers specified in the Credit Agreement (and shall be effective when such mailing shall be effective, as provided therein).

(i)   This Agreement shall constitute a Loan Document under the Credit Agreement, and all obligations (including cost and expense reimbursement obligations) included in this Agreement shall constitute Obligations under the Credit Agreement and shall be secured by the Collateral for such Obligations.

(j)   This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

(k)   The headings in this Agreement are included herein for convenience only, and shall not constitute a part of this Agreement for any other purpose, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(l)   This Agreement may not be amended, modified or changed in any respects except by an agreement in writing signed by the parties hereto.  No waiver of any provision of this Agreement, nor consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.  No course of dealing among the PLCC Parties and the Agent, the Lenders, or any of their respective Related Persons and no act or failure to act from time to time on the part of any party shall constitute a waiver, amendment or modification of any provision of this Agreement or any right or remedy under this Agreement or under applicable laws.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

THE PLCC PARTIES:

THE TALBOTS, INC.

By:	/s/ Michael Scarpa
Name: Michael Scarpa
Title: Chief Operating Officer, Chief Financial Officer and Treasurer

TALBOTS CLASSICS FINANCE COMPANY, INC.

By:	/s/ Richard T. O'Connell, Jr.
Name: Richard T. O'Connell, Jr.
Title: Vice President

THE TALBOTS GROUP, LIMITED PARTNERSHIP

By:	/s/ Michael Scarpa
Name: Michael Scarpa
Title: Chief Operating Officer, Chief Financial Officer and Treasurer

TALBOTS CLASSICS, INC.

By:	/s/ Richard T. O'Connell, Jr.
Name: Richard T. O'Connell, Jr.
Title: Vice President

TALBOTS IMPORT, LLC

By:	/s/ Richard T. O'Connell, Jr.
Name: Richard T. O'Connell, Jr.
Title: Vice President

BIRCH POND REALTY CORPORATION

By:	/s/ Richard T. O'Connell, Jr.
Name: Richard T. O'Connell, Jr.
Title: Vice President

TALBOTS INTERNATIONAL RETAILING LIMITED, INC.

By:	/s/ Richard T. O'Connell, Jr.
Name: Richard T. O'Connell, Jr.
Title: Vice President

TALBOTS (U.K.) RETAILING LIMITED

By:	/s/ Richard T. O'Connell, Jr.
Name: Richard T. O'Connell, Jr.
Title: Vice President

TALBOTS (CANADA), INC.

By:	/s/ Richard T. O'Connell, Jr.
Name: Richard T. O'Connell, Jr.
Title: Vice President

TALBOTS CLASSICS NATIONAL BANK

By:	/s/ Michael Scarpa
Name: Michael Scarpa
Title: President

AGENT:

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent

By:	/s/ Mark J. Forti
Name: Mark J. Forti
Title: Duly Authorized Signatory